EXHIBIT 5

POWER OF ATTORNEY

Approval by the Managing Directors of

Granite Global Ventures III L.L.C.

December 17, 2018

A meeting of Granite Global Ventures III L.L.C. (the “LLC”), the general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. (together, the “Funds”) was held in Menlo Park, California, on December 17, 2018.

Attending the meeting in person were Glenn Solomon, and Jixun Foo, and Jenny Lee participated in the meeting by telephone. Steve Hyndman also attended the meeting by video conference and served as secretary.

It was proposed that the LLC appoint Stephen Hyndman, Alice Xu, Jixun Foo, and Jenny Lee, as a matter of administrative convenience, jointly and each of them severally, and only in a ministerial capacity, as the LLC’s true and lawful attorney and attorneys, with full power of substitution, in the LLC’s name, place, and stead to do any and all acts related to approved investment and divestment transactions, as well as shareholder approvals, consents, and similar actions, including, but not limited to, executing, signing, acknowledging and delivering (under hand or seal as a deed) all documents or instruments on behalf of the LLC, either on its own behalf or in its capacity as a general partner of either of the Funds, which may be necessary, appropriate or advisable in connection with either of the Funds’ consummation of the approved transactions and shareholder or member actions.

The foregoing proposal was unanimously approved.

/s/ Steve Hyndman

Steve Hyndman

Secretary of the Meeting

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, Granite Global Ventures III L.L.C., through its Managing Directors, has made, constituted and appointed, and by these presents does make, constitute and appoint Stephen Hyndman, Alice Xu, Jixun Foo, and Jenny Lee, jointly and each of them severally to be its true and lawful attorney and attorneys and in its name, place, and stead to do any and all acts related to investments, divestments, and shareholder actions (the “Transaction” or “Transactions”) by each of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. (together, the “Funds”), including, but not limited to, executing, signing, acknowledging and delivering (under hand or seal or as a deed) all documents or instruments on behalf of the Funds, which may be necessary, appropriate or advisable in connection with the Funds’ consummation of the Transactions. This Power of Attorney is being entered into for purposes of administrative convenience and solely with respect to Transactions duly approved by Granite Global Ventures III L.L.C.

This power of attorney is governed by the laws of the State of Delaware, U.S.A., and shall become effective on December 17, 2018, and shall terminate on December 31, 2019.

GRANITE GLOBAL VENTURES III L.L.C.

BY:	/s/ Jixun Foo
Managing Director